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                                                                   EXHIBIT 10(i)

                      EXCLUSIVE SOFTWARE LICENSE AGREEMENT


This Agreement made the 27th day of March 2001.


BETWEEN:

                        RYAN RAMOS
                        an individual
                        (The "Licensor")

AND:

                        WILDOMAR, INC.
                        a Corporation incorporated in the
                        State of Nevada
                        (The "Licensee")


WHEREAS:

This Software License Agreement (the Agreement) is made and entered into this 27th day of March, 2001 (the Effective Date) by and between Ryan Ramos (licensor) and Wildomar, Inc., a Nevada corporation (Licensee).


                                   1. RECITAL

        Whereas Licensor is the owner of, or has acquired the rights to, the Licensed Programs and Documentation to webpage design software (the "Software or Programs or Products"); and

        Whereas Licensor desires to grant to Licensee and Licensee desires to obtain from Licensor a exclusive license to use the Licensed Programs and Documentation solely in accordance with the terms and on the conditions set forth in this Agreement;

        This Agreement is entered in contemplation of the following facts, circumstances and representations:

1.1 The parties desire to enter into an agreement whereby Licensor will provide Programs and Documentation so that Licensee may to use, modify, make derivations, market and sell the Licensed Programs and Licensed Documentation during the License term.

1.2 It is the intention of the parties that Ryan Ramos ("Ramos") shall be responsible for the programing marketing and technical support for the duration of the contract.

1.3 Licensee agrees to provide Licensor with certain funding for the License and technical support and as more specifically set forth herein.

1.4 Licensee agrees to the terms and conditions as more specifically set forth herein.

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1.5     The parties desire that all derivations of Licensor's copyrights that are developed by Licensee shall be the property of Licensor with Licensee being granted a limited license for its use pursuant to the terms of this Agreement.

1.6 The parties agree that new invention(s), copyright(s) and trade secret(s) that are developed with from the Licensed Programs which are not derivations of third party invention(s), copyright(s) or trade secret(s) will be owned by Licensor with Licensee being granted a limited license for its use pursuant to the terms of this Agreement with Licensor to be the owner of the invention(s), copyright(s) and/or trade secret(s).


NOW THEREFORE, in consideration of the premises and mutual promises, terms and conditions and other good and valuable considerations, the parties do hereby agree as follows:


                                 2. DEFINITIONS

2.1 "Designated System" shall mean a computer system under the physical and managerial control of the Licensee consisting of two or more processors locally interconnected by inter-processor bus cabling.

2.2 "Documentation" shall mean all specifications, manuals, documents, drawings, and other tangible materials pertaining to the Licensed Programs.

2.3. "Modification" shall mean any changes, enhancements or modification to the Licensed Programs (other than Error Corrections) made by Licensee that add significant new functions or substantially improved performance by changes in system design or coding and related Documentation.

2.4 "Error" shall mean any failure of the Licensed Programs to conform in all material respects as represented, as the same may be amended or supplemented from time to time.

2.5 "Error Correction" shall mean either a software modification or addition that, when made or added to the Licensed Programs, or a procedure or routine that, when observed in the regular operation of the Licensed Programs, eliminates the practical adverse effect of an Error on the use of the licensed Programs.

2.6. "Licensed Programs" shall mean the computer programs for the purpose of webpage design software, which programs are to be supplied to Licensee in object code form only. For purposes of the Agreement, Licensed Programs shall also include any Enhancements or Error Corrections to the computer programs that Licensor may from time to time furnish to Licensee pursuant to this Agreement.

2.7 "Release" shall mean a new version of any of the Licensed Programs that Licensor markets independently of the Licensed Programs and which constitutes the next generation of the Licensed Programs.

2.8 "Confidential Information": shall mean that part of the Technical Information, whether written or oral which is:


        2.8.1  not publicly known, and

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        2.8.2 annotated as "confidential" or "proprietary." Any information which is not annotated as "confidential" or "proprietary" shall be deemed to be in the public domain. In addition, "Confidential Information" shall include information disclosed by either party to the other party in accordance with (Modifications and/or Improvements of Products);


                               3. GRANT OF RIGHTS

3.1 Licensor hereby grants, and Licensee hereby accepts, subject to the terms and conditions of this Agreement, an exclusive, license to use, modify, market and sell the Licensed Programs and Licensed Documentation during the License term (unless sooner terminated in accordance herewith), and to copy the Licensed Programs and/or documentation solely for the purposes expressly authorized under this paragraph and Section 4 of this Agreement. In addition, Licensor hereby grants to Licensee the right to use the Documentation only in connection with the use of the Licensed Programs as allowed hereunder. No right to use, copy, display, or print the Licensed Programs or Documentation, in whole or in part, is granted, except as expressly provided in this Agreement.


               4. LICENSOR'S WARRANTIES AND REPRESENTATIONS; TITLE

4.1 Licensor warrants and represents that it is the owner or licensee of the Licensed Programs and Documentation, that it has the right and authority to convey and grant the licenses set forth herein, and that Licensee's use of the Licensed Programs as contemplated in this Agreement will not infringe any party's proprietary rights in the United States. Licensee acknowledges that all copies of the Licensed Programs and Documentation and proprietary rights in and appurtenant thereto, including but not limited to copyright, patent, and trade secret rights, are and shall remain the sole property of Licensor, subject to the limited rights of use specifically granted Licensee hereunder.


                             5. TERMS AND CONDITIONS

5.1 Licensee will not copy all or any portion of the Licensed Programs other than as expressly allowed herein.

5.2 Licensee is authorized to use, copy, display, or print the Licensed Documentation, in whole or in part, as is reasonably needed to accomplish the stated purpose of this Agreement, to use, modify, market and sell the Licensed Programs and Licensed Documentation during the License term.

5.3 Licensee is authorized to use, copy, display, or print the Licensed Programs, in whole or in part, as is reasonably needed to accomplish the stated purpose of this Agreement, to use, modify, market and sell the Licensed Programs and Licensed Documentation during the License term.

5.4 Any copy made by Licensee shall be made only for the uses intended pursuant to this Agreement, notwithstanding and provisions of Section 117 of the Copyright Act.


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5.5     Licensee will not transfer or license the use of all or any portion of the Licensed Programs to any third party or entity.

5.6 Licensee agrees to respect and not to remove, obliterate, or cancel from view any copyright, trademark, or confidentiality notice, mark, or legend appearing on any of the Licensed Programs or output generated by the Licensed Programs.

5.7 Licensee agrees not to modify, disassemble, or de-compile the Licensed Programs, or any portion thereof, or attempt to subvert the process by which the Licensed Programs are made operative only on the Designated Systems, if any.

5.8 Licensee hereby acknowledges and agrees that the Licensed Programs and Documentation constitute and contain valuable proprietary products and trade secrets of Licensor, embodying substantial creative efforts and confidential information, ideas, and expressions. Accordingly, Licensee agrees to treat (and take precautions to ensure that its employees treat) the Licensed Programs as confidential in accordance with the confidentiality requirements and conditions set forth in Section 10 below.

5.9 Licensor shall require invention/copyright assignment agreements, in favor of Licensor, be executed by all Licensee personnel who work on the Licensed Programs

5.10 Licensee shall provide Licensor with satisfactory confidentially agreements executed by all Licensee personnel assigned to work with the Licensed programs, or those to whom the program will disclosed.

5.11 Licensee shall maintain accurate and complete records of the work accomplished under the Agreement. Such records shall include, but not be limited to: notebooks of activities of individual research personnel, computer programs and files, internal memos and correspondence, record books, accounts receivable and accounts payable. Such records, or copies thereof, shall be available to Licensor in full without any limitations, editing, or other restrictions or qualifications, upon reasonable written demand.


                                     6. TERM

6.1 The term of the license granted by Licensor is for a period of ten (10) years with automatic renewal each year thereafter, subject to written notification, sixty (60) days in advance to the renewal, by both parties of the undersigned, and commencing on the Effective Date of this Agreement (the initial License Term), unless sooner terminated in accordance herewith. The initial License Term and all Renewal Terms are collectively referred to herein as the License Term.

6.2 Termination for Cause. This Agreement may be terminated by a party of the undersigned, by serving written notice of termination to the other party, which shall become immediately effective upon the documented receipt of such notice of termination, after the occurrence of any of the following events, unless a mutual remedy is reached, by both parties of the undersigned in writing, to obviate the termination, within ninety
        (90) days from the date of receipt of the notice by a served party:

        6.2.1 A material breach or default as to any obligation, specified hereunder, by the Licensee or the Licensor, and the failure of the notified party to promptly pursue a

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              reasonable remedy to cure such material breach or default; or

        6.2.2 Termination on Acquisition. In the event of the direct or indirect taking over or assumption of control of Licensee or acquisition of all or substantially all of Licensee's assets by any third party, Licensor shall have the right to immediately terminate this Agreement at any time thereafter on giving written notice thereof to Licensee or its successor in interest.

        6.2.3 The filing of a petition in bankruptcy, insolvency or reorganization by the Licensee or the Licensor, or the Licensee or Licensor becoming the subject to a composition for creditors, whether by law or agreement, or the Licensee or the Licensor going into receivership or otherwise becoming insolvent; or

        6.2.4 In the event of liquidation, caused by insolvency, the Licensor and the Licensee hereunder agree to give the first right of refusal to acquire the liquidation properties of the other, subject to the rulings of the court on this matter.

6.3 After Termination or EXPIRY. The parties hereto agree to the following conditions, once this Agreement is terminated or expires:

        6.3.1 Terminate Usage of Products and Properties by Licensee. Licensee shall cease any use or practice of the Licensed Products and other products involving the Properties; and upon termination or expiration of this Agreement, all sub-licenses granted by Licensee during the term of this Agreement shall terminate. Licensee shall, at its own expense, return to Licensor all Confidential Information as soon as practicable after the date of such termination, including original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies which have been received by Licensee. All such Confidential Information shall remain the exclusive property of Licensor during the term of this Agreement and for five (5) years thereafter.

        6.3.2 Payment Obligations for Unpaid Consideration to Licensor. Upon termination of this Agreement, nothing shall be construed to release Licensee from its obligations to pay Licensor any and all royalties or other accrued but unpaid considerations due Licensor, incurred prior to the date of such termination or expiration.

                               7. FEES AND CHARGES

7.1     License Fee. In consideration of the licensed rights granted pursuant to
        Section 2 above, Licensee shall pay with respect to the initial License Term the amount of thirty five thousand shares of common stock (35,000) fully paid and non assessable shares of the Licensees' Common stock with restrictions on sale.


                               8. LIMITED WARRANTY

8.1 Licensor's Warranty Obligations. Licensor warrants, for the sole benefit of Licensee, that, for a period of sixty (60) days after Acceptance, the Licensed Programs shall conform in all material respects to the acceptance Criteria and that during such period Licensor, at its own expense, shall, on receipt of notice from Licensee, exercise commercially reasonable


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        efforts to implement appropriate Error Corrections to the Licensed
        Programs. Notwithstanding the foregoing, Licensor shall be relieved from any such obligation if Licensee fails to give Licensor prompt written notice of any Error claimed hereunder on Licensee's first observation of such Error and such delay causes further degradation to the functions of the Licensed Programs. Warranty service performed in accordance with this Section 8 shall be performed during normal weekday business hours, excluding Licensor holidays. With respect to a reported Error that results or will result in significant interruption of Licensee's productivity or down time (Business-Impacting Failures), Licensor shall begin Error Correction procedures within twenty-four (24) hours of such report. With respect to reported Errors that do not constitute Business-Impacting Failures, Licensor shall begin Error Correction procedures no later than seventy-two (72) hours after such report. Licensor's sole and exclusive obligation under the foregoing warranty shall be to exercise commercially reasonable efforts to implement appropriate Error Corrections in response to Licensee's notification of Errors.

8.2 Warranty Limitation. Notwithstanding the warranty provisions set forth in Section 8.1 above, all of Licensor's obligations with respect to such warranties shall be contingent on Licensee's use of the Licensed Programs in accordance with Licensor's instructions as provided by Licensor in the Documentation or otherwise, and as may be amended, supplemented, or modified by Licensor from time to time. Licensor shall have no warranty obligations with respect to any portion of the Licensed Programs which has been:

        8.2.1 Operated by Licensee in a manner inconsistent with requirements set forth in the Documentation or under the provisions of this Agreement or that has been modified by any party other than Licensor;

        8.2.2 Damaged in any manner and by any cause other than the act or omission of Licensor;

        8.2.3 Operated or maintained in environmental conditions outside the parameters designated by Licensor in the Documentation or elsewhere;

        8.2.4 Subjected to extreme power surge or electromagnetic field; or

        8.2.5 Moved from the Designated Site without the prior written consent of Licensor.

8.3     Disclaimer of Warranties

        LICENSOR DOES NOT REPRESENT OR WARRANT THAT ALL ERRORS IN THE LICENSED PROGRAMS WILL BE CORRECTED. THE WARRANTIES STATED IN SECTION 8 ARE THE SOLE AND EXCLUSIVE WARRANTIES OFFERED BY LICENSOR. THERE ARE NO OTHER WARRANTIES RESPECTING THE LICENSED PROGRAMS OR SERVICES PROVIDED HEREUNDER, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF LICENSOR HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF LICENSOR IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF LICENSOR AS SET FORTH HEREIN.

8.4     Limitation of Liability and Remedy

        LICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSE FEES WHICH

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        LICENSOR IS CHARGING HEREUNDER DO NOT INCLUDE ANY CONSIDERATION FOR
        ASSUMPTION BY LICENSOR OF THE RISK OF LICENSEE'S CONSEQUENTIAL OR INCIDENTAL DAMAGES WHICH MAY ARISE IN CONNECTION WITH LICENSEE'S USE OF THE LICENSED PROGRAMS. ACCORDINGLY, LICENSEE AGREES THAT LICENSOR SHALL NOT BE RESPONSIBLE TO LICENSEE FOR ANY LOSS-OF-PROFIT, DIRECT, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE LICENSING OR USE OF THE LICENSED PROGRAMS; PROVIDED THAT LICENSOR SHALL BE RESPONSIBLE FOR SUCH COSTS AND EXPENSES ARISING IN CONNECTION WITH ANY INFRINGEMENT OR ALLEGED INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS.

8.5 Except to the extent caused by Licensor's gross negligence or intentional misconduct, (a) Licensor's liability to Licensee under any provision of this Agreement except Section 9 (Indemnification), or any transaction contemplated by this Agreement, shall be limited to one hundred percent (100%) of the amount having then actually been paid by Licensee to Licensor under Section 7 (Fees), and (b) Licensor's indemnity liability (but not its obligation to defend) under section 9 shall be limited to two hundred percent (200%) of said amounts paid under Section 7. Except where the limitation does not apply as described above, (a) Licensor's limitation of liability is cumulative with all Licensor's applicable expenditures being aggregated to determine satisfaction of the limit, and (b) Licensee releases Licensor from all obligations, liability, claims, or demands relating to the Licensed Programs and Documentation and this Agreement in excess of the limitation provided for in this Section 8. The parties acknowledge that the limitations set forth in this Section 8 are integral to the amount of fees levied in connection with the license of the Licensed Programs and Documentation and the services rendered hereunder and that, were Licensor to assume any further liability other than as set forth herein, such fees would of necessity be set substantially higher. For purposes of this Section 8, "Licensor's willful breach of this Agreement" means the failure or refusal of Licensor to perform its obligation(s) under this Agreement, notwithstanding the ability to do so.


                               9. INDEMNIFICATION

9.1 Licensor agrees to indemnify, hold harmless, and defend Licensee from and against any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which, if true, would constitute a breach of Licensor's warranty of title set forth under Section 4 hereof (hereinafter Infringement Claims), provided Licensor is notified promptly in writing of an Infringement Claim and has sole control over its defense or settlement, and Licensee provides reasonable assistance (at Licensor's expense and reasonable request) in the defense of the same.

9.2 Following notice of an Infringement Claim, Licensor may at its expense, without obligation to do so, procure for Licensee the right to continue to use the allegedly infringing Documentation and/or Licensed Programs, or any portion thereof (hereinafter the Product) or, without obligation to do so, may replace or modify the Product, or any portion thereof, to make it not infringing. If Licensor elects to replace or modify the Product, or any portion thereof, such replacement shall meet substantially the specifications as provided or referenced in the acceptance Criteria, or the functional specifications for any subsequent release of the product which Licensee has obtained pursuant hereto.

9.3     Licensor shall have no liability for any Infringement Claim based on
        Licensee's:

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        9.3.1 use of the Product in a manner exceeding the scope of rights granted to Licensee under this Agreement;

        9.3.2 use of the Product in any manner inconsistent with the terms and conditions of this Agreement;

        9.3.3 use of the Product after Licensor's written reasonable notice that Licensee should cease use of the Product due to an Infringement claim;

        9.3.4 combination of the Product with a non-Licensor program or data if such Infringement Claim would have been avoided had such combination not occurred;

        9.3.5 use of the Product outside the geographical boundaries of the United States (including Puerto Rico); or

        9.3.6 use of other than the latest version of the Product, if such infringement could have been avoided by use of the latest version and such latest version has been made reasonably available to Licensee.

        Licensee hereby releases and discharges Licensor from any and all Infringement Claims arising under this Section 9.3, and Licensee agrees to indemnify and defend Licensor from and against all damages, costs, and expenses, including reasonable attorneys' fees, provided that such indemnity obligation shall not supersede, replace, limit, or relieve any other obligations Licensor may have with respect to said Infringement Claim.


                               10. CONFIDENTIALITY

10.1 From time to time, Licensor or Licensee may find it necessary to provide to the other party certain confidential information that the disclosing party considers to be proprietary. Such information shall be identified in writing as confidential by the disclosing party before disclosure to the recipient (Confidential Information). For a period of five (5) years from the Effective Date, each party agrees to keep confidential all Confidential Information disclosed to it by the other party in accordance herewith, and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of Confidential Information); provided, however, that neither party shall have any such obligation with respect to use or disclosure to others not parties to this Agreement of such Confidential Information as can be established to:

        10.1.1 have been known publicly;

        10.1.2 have been known generally in the industry before communication by the disclosing party to the recipient;

        10.1.3 have been developed independently by the recipient;

        10.1.4 have become publicly, without fault on the part of the recipient, subsequent to disclosure by the disclosing party;

        10.1.5 have been known otherwise by the recipient before communication by the disclosing

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                party; or

        10.1.6 have been received by the recipient at any time from a source (other than the disclosing party) lawfully having possession of such information.

10.2 Notwithstanding the above, nothing herein shall prevent a recipient from disclosing all or part of the Confidential Information that it is legally compelled to disclose (by oral deposition, interrogatories, request for information or documents, subpoena, civil investigative demand, or any other process); provided, however, that before any such disclosure the recipient shall notify the disclosing party in writing of any such order or request to disclose and cooperate with the disclosing party (at the disclosing party's cost) with respect to any procedure sought to be pursued by the disclosing party in protecting against such disclosure.


                             11. SOURCE CODE ESCROW

11.1 To secure the performance of Licensor's various obligations hereunder and under the Maintenance Agreement, concurrent with the execution of this Agreement, Licensor and Licensee shall execute and deliver a Source Code Escrow Agreement in substantially the form attached hereto as Exhibit A.


                                12. MISCELLANEOUS

12.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of Nevada (irrespective of its choice-of-law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not govern this Agreement, the rights and obligations of the parties hereunder, nor any agreement that may be executed to implement this Agreement.

12.2 Consent Required. Licensee agrees that it will not, without the prior written consent of Licensor, export directly or indirectly, the Product or any portion thereof to anyone outside the United States or outside the national jurisdiction in which the Designated Site is located.

12.3 Binding on Successors and Assigns. Subject to, and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding on, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators, and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the written consent of the non-assigning party to subsidiaries (provided such subsidiaries are at least fifty percent (50%) owned by the assigning party) and parent corporations of the assigning party.

12.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.


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12.5    Entire Agreement. This Agreement, and the documents referred to in this
        Agreement, along with their exhibits, constitute the entire understanding and agreement of the parties with respect to their subject matter and supersede all prior and contemporaneous agreements or understandings.

12.6 Amendment and Changes. No amendment, modification, supplement, or other purported alteration of this Agreement shall be binding on the parties unless it is in writing and is signed on behalf of the parties by their own authorized representatives.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

12.8 No Waiver. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.9 Notices. Whenever any party desires or is required to give any notice, demand, or request to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by overnight messenger services, express or electronic means (with confirmed receipt), addressed as follows:

                      Licensor:     Ryan Ramos
                                    11230 Otsego Street, Suite 109
                                    North Hollywood, CA

                      Licensee:     Wildomar, Inc.
                                    11230 Otsego Street, Suite 109
                                    North Hollywood, CA

        Such communications shall be effective when they are received by the addressee. Any party may change its address for such communications by giving an appropriate notice to the other party in conformity with this Section.

12.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth, no party by virtue of this Agreement is authorized as an agent, employee, or legal representative of any other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors.

12.11 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents, and agreements, and to give such further written assurances as may be reasonably requested by the other party, to better evidence and reflect the transactions described in and contemplated by this Agreement, and to carry into effect the intents and purposes of this Agreement.

12.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), as modified below:


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              12.12.1 Arbitration will be initiated by filing a demand at the
                      San Diego, California, Office of the AAA.

              12.12.2 Disputes will be heard and determined by a panel of three arbitrators. One arbitrator will be appointed by each party to serve on the panel. One neutral arbitrator will be appointed by the AAA and shall serve as chairperson of the three-arbitrator panel. The chairperson shall be an attorney with experience in handling disputes in software licensing matters, and the other arbitrators shall have a background or training in the computer industry or computer law.

              12.12.3 Any communication between a party and any arbitrator will be directed to the AAA for transmittal to the arbitrator. The parties expressly agree that the arbitrators will be empowered, at a party's request, to (a) issue an interim order requiring the other party to cease using the Licensed Programs or Documentation pending the outcome of the arbitration, or (b) grant injunctive relief.

              12.12.4 Any party to an arbitration may petition the San Diego
                      County Superior Court, California, to confirm, correct, or vacate the award on the grounds stated in the federal Arbitration Act.

              12.12.5 Nothing in this Section will prevent any party from seeking injunctive relief against the other party from any judicial or administrative authority pending the resolution of a controversy or claim by arbitration.

              12.12.6 The prevailing party shall be entitled to be awarded, as an element of the costs of arbitration and not as damages, reasonable attorneys' fees to be fixed by the arbitrator (including, without limitation, costs, expenses, and fees).

              12.12.7 The parties shall have the right to take discovery of the other party by any or all methods provided in the Federal Rules of Civil Procedure. The arbitrators may on request exclude any evidence not made available to the other party pursuant to a proper discovery request from being used in the arbitration proceeding.


IN WITNESS WHEREOF, the Licensor and the Licensee have executed this Agreement on the day and the year first above-written.


BY: /s/ RYAN RAMOS                           Dated 3/27/01
    --------------------------                     ----------------
    Ryan Ramos,  an Individual


BY: /s/ MATTHEW RAMOS                        Dated 3/27/01
    --------------------------                     ----------------
    Wildomar, Inc.
    Matthew Ramos, President, Director